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Exhibit (a)(5)(ii)

Opsware Employee FAQs

For Internal Use and Distribution Only
August 10, 2007

To:	Opsware Employees
From:	Opsware integration leads
Subject:	Opsware Employee FAQs

Opsware Employees,

We understand that you have many questions regarding HP's proposed acquisition of Opsware. Please be aware that there are legal and other limitations on what information may be communicated to you at this point in the acquisition process. In addition, many of your questions will be answered in upcoming, in-person meetings, where we will be able to better address them in a two-way dialogue. However, we want to give you information when we can, in compliance with applicable legal requirements, so we have provided answers to a few commonly asked questions below. This information supplements the initial set of answers to commonly asked questions that were made available to you at the time of the public announcement of the proposed acquisition.

Please note that these answers to commonly asked questions apply only to U.S. Opsware employees who receive and accept offers of regular employment with HP after the close of the acquisition. Due to the different employment and legal environments in EMEA and APJ, more time is required to assemble this type of information for employees in those regions. We hope to provide additional information to EMEA and APJ employees in the coming weeks, subject to compliance with local regulatory requirements.

Q1:    Will my Opsware service time count toward HP's vacation accrual?

A1:    Opsware employees who receive and accept an offer of regular employment with HP will receive service "credit" toward HP's vacation accrual rate. For example, a 5-year Opsware employee would accrue vacation at the same rate as a 5-year HP employee.

Q2:    Will I be allowed to "carry over" my vacation balance to HP?

A2:    After the close of the acquisition, employees who receive and accept offers of regular employment HP will be able to carry up to 80 hours of vacation across to HP. Any accrued vacation balances above 80 hours will be paid out by Opsware on the last Opsware payroll run.

Q3:    What is the HP U.S. holiday schedule?

A3:    In the U.S., HP offers 11 paid holidays each year for active full-time and part-time employees regularly scheduled to work 20 or more hours per week. Nine are scheduled holidays. The tenth is a company-designated floater, and the eleventh is an employee-designated floater. After the close of the deal, Opsware employees who receive and accept an offer of regular employment with HP will be eligible for the company designated floater in 2007—this year's designated date is December 24, 2007. The remaining 2007 HP holidays in the U.S. are:

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  Monday, September 3

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  Thursday, November 22

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  Friday, November 23

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  Company-designated floater: Monday, December 24

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  Tuesday, December 25

Q4:    How will immigration be managed?

A4:    The legal and immigration teams at HP will review all non-immigrant and immigrant cases and begin making plans for the transfer over to HP for employees who receive and accept an offer of regular employment with HP.

Q5:    What is HP's pay schedule?

A5:    In the U.S., full-time exempt and non-exempt employees are paid bi-monthly on the 15th and the last day of the calendar month.

Q6:    Will we still have a focal point review in February?

A6:    Opsware is very much aligned with HP's focal point review timing. The HP planning process launches in the November time frame and the effective date for merit increases is February 1 for eligible employees. All Opsware employees who receive and accept offers of regular employment with HP will be eligible to participate in this process.

Q7:    What is HP's policy on working remotely?

A7:    HP fully supports remote work environments with VPN, access to networks, drop-in spaces at HP offices, and online "meeting" spaces. However, these decisions are based on business need and other factors, and are determined by individual management.

Q8:    Will we be able to get discounts on HP products?

A8:    HP offers an employee discount program which will also apply to Opsware employees who receive and accept an offer of regular employment with HP. Those employees will be able to take advantage of the discount once they get HP intranet access and an HP employee number.

Q9:    When will we learn about HP benefits?

A9:    In the next few weeks, you will be invited to attend a session at which you will receive an overview of HP's benefits. The information covered in this meeting will be general in nature regarding HP's benefits, but will hopefully answer many of your questions. Please note that as this session is intended for all Opsware employees, it is not a forum for asking highly individual questions about personal benefit scenarios (e.g.: "I'm scheduled for oral surgery in October. How will my benefits work?"). You will receive a timeline describing how and when those types of detailed questions can be addressed.

Important information

THESE FREQUENTLY ASKED QUESTIONS ARE FOR INFORMATIONAL PURPOSES ONLY AND ARE NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY SHARES OF OPSWARE COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT HP AND ORCA ACQUISITION CORPORATION FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON AUGUST 3, 2007 AND AS SUBSEQUENTLY AMENDED. OPSWARE STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. OPSWARE STOCKHOLDERS MAY OBTAIN COPIES OF THESE MATERIALS WITHOUT CHARGE FROM THE SEC THROUGH THE SEC'S WEBSITE AT WWW.SEC.GOV. OPSWARE STOCKHOLDERS ALSO

MAY OBTAIN COPIES OF THESE DOCUMENTS, WITHOUT CHARGE, FROM INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE OFFER, AT +1 877 750 5838 OR BY EMAIL AT INFO@INNISFREEMA.COM, FROM J.P. MORGAN SECURITIES, INC, THE DEALER MANAGER FOR THE OFFER, AT +1 877 371 5947, OR FROM HP.

Forward-looking statements

These frequently asked questions contain forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals; the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, Opsware's business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described from time to time in HP's and Opsware's Securities and Exchange Commission reports, including but not limited to the risks described in HP's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2007 and Opsware's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2007. HP assumes no obligation and does not intend to update these forward-looking statements.

© 2007 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.
8/2007

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